Exhibit 10.2

March 31, 2021

By email

Anthony Scarfo

tscarfo@rbbn.com

Re:    Amended and Restated Employment Letter Agreement

Dear Tony:

On behalf of Ribbon Communications Inc. (“Ribbon Communications”), I am pleased to provide you by this letter (the “Agreement”) an amendment and restatement of your January 18, 2018 letter agreement with Ribbon Communications Operating Company, Inc. (f/k/a Sonus Networks, Inc.) (“Ribbon” or “Company” for the purposes of reflecting certain changes to your compensation.

1.       Compensation.

(a)       Base Salary. Effective March 1, 2021, your base salary (“Base Salary”) will be at the annualized rate of $405,000, less applicable state and federal withholdings, paid bi-weekly in accordance with the Company’s normal payroll practices.

(b)       Target Bonus. Effective January 1, 2021, subject to achievement of certain corporate and/or individual objectives for the applicable year, your target Annual Bonus shall equal seventy-five percent (75%) of your Base Salary. The Annual Bonus for each fiscal year will be based on the achievement of objectives determined by the Board or the Committee. Your Annual Bonus, if any, shall be paid as soon as reasonably practicable following Ribbon’s public disclosure of its financial results for the applicable bonus period and the Board’s or Committee’s approval of the bonus under the then-applicable Ribbon bonus plan, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you)..

2.       Benefits. During your employment with the Company, you will be entitled to the below described benefits. The Company will continue to recognize your prior service with Sonus Networks, Inc. (“Sonus”) for all purposes including vacation accrual and 401(k) vesting.

(a)       You will be entitled to vacation consistent with Company policy and limitations. Based on your continued service date, you are presently eligible for 20 days of PTO per year under the current PTO policy;

(b)       You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401(k) program and equity incentive plans.  The Company retains the right to change, add or cease any particular benefit for its employees; and

(c)       The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

(d)       If you are required by the Company to relocate your home or principal residence as a term and condition of your continued employment, you will be eligible for certain benefits (including, for example, relocation assistance and eligible expenses reimbursement) under the Company’s then-applicable relocation policy.

3.       Employment Relationship. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Employment at the Company is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. As the Company’s organization evolves, its reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine, in addition to performing duties and responsibilities reflected above. For the sake of clarity, should the Company deem it necessary to make changes to your role in the future, it will endeavor to ensure that such changes are commensurate with the role and level you hold at the relevant time.

4.       Termination and Eligibility for Severance. The termination and severance benefits described in the Severance Agreement dated January 29, 2020 (“Severance Agreement”) are incorporated into this Section 4 by reference.

5.       Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. The Ribbon Confidentiality, Non-Competition, and Assignment of Inventions Agreement that you signed on January 19, 2018 remains of full force and effect.

6.       Indemnity.  The Indemnity Agreement between you and the Company remains of full force and effect.

7.       General.

(a)	This Agreement will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral, including that letter agreement between you and the Company dated January 18, 2018. For the sake of clarity, the Severance Agreement is not superseded by this Agreement. As stated in Section 4 above, the Severance Agreeement is incorporated herein by reference and is of full force and effect.

(b)	This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(c)	The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any equity plan document referred to in this Agreement, then the terms of this Agreement shall govern and control. Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(d)	This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(e)	All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: General Counsel, Ribbon Communications Inc., 6500 Chase Oaks, Suite 100, Plano, Texas 75023, and to you at the most current address we have in your employment file. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)	Arbitration.

i.	Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the State of Texas, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.	The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.	The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney.

iv.	The parties agree that this Section 7(f) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 7(f) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v.	The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(g)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(h)	The Company is an equal opportunity employer.

8.       Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

/s/ Bruce McClelland
Bruce McClelland
President, Chief Executive Officer and Director

Accepted by:

/s/ Anthony Scarfo
Anthony Scarfo
Date: March 31, 2021